CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-127656), relating to the 2005 Stock Option Plan of Houston American Energy Corp., of our report dated March 7, 2006 relating to the consolidated financial statements of Houston American Energy Corp. that appear in this Form 10-KSB.



Thomas Leger & Co., L.L.P.

Houston, Texas
March 31, 2006